EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fenix Parts, Inc.
Westchester, Illinois

We consent to the incorporation by reference in the Registration Statements No. 333-211241 on Form S-8 pertaining to Fenix Parts, Inc. Amended and Restated 2014 Incentive Stock Plan and No. 333-212623 on Form S-8 pertaining to Fenix Parts, Inc. Employee Stock Purchase Plan of our report dated August 15, 2017 relating to the consolidated financial statements of Fenix Parts, Inc. appearing in the Annual Report on Form 10-K of Fenix Parts, Inc. for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
August 15, 2017